Exhibit 4.32

12/21/2005

PUT–CALL OPTION AGREEMENT

This Put-Call Option Agreement (the “Agreement”) is made and entered into on this 21st day of December 2005 by and between:

(A)	Hoshin GigaMedia Center Inc. , a company incorporated under the laws of the Republic of China (“ROC”), with a principal office at 122 Tunhwa North Road 14/F, Taipei, Taiwan (“Party A”); and

(B)	JSDWAY Digital Technology Co., Ltd., a company incorporated under the laws of the ROC, with a principal office at (“Party B”).

WHEREAS:

(a)	As of the date hereof, Party A owns 4,905,000 common shares in Gamania Digital Entertainment Co., Ltd , a company incorporated under the laws of the ROC (“Company”) and traded on the GreTai Securities Market (the Taiwan OTC Board).

(b)	Party A desires to grant an option to Party B to buy the Put-Call Shares (as defined below) from party A, and Party B desires to grant an option to Party A to sell the Put-Call Shares to Party B, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, it is hereby agreed as follows:

1	Definitions

In this Agreement, unless the context otherwise requires,

“Business Day” means a day (other than a Saturday, a Sunday or a public holiday) on which licensed banks are open for business in Taipei, Taiwan.

“Call Strike Price” means NT$18.7 per Put-Call Share

“Put-Call Period” means the period beginning on the date of this Agreement and ending on the same date 12 months later.

“Put-Call Shares” means the 4,905,000 common shares in the Company held by Party A as of the date of this Agreement.

“Put Strike Price” means NT$18.7 per Put-Call Share

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2	Grant of Option

(a)	Party B hereby grants Party A an irrevocable option (“Put Option”) under this Agreement, exercisable in whole, but not in part, to sell to Party B all the Put-Call Shares at the Put Strike Price during the Put-Call Period.

(b)	Party A hereby grants Party B an irrevocable option (“Call Option”) under this Agreement, exercisable in whole, but not in part, to buy from Party A all the Put-Call Shares at the Call Strike Price during the Put-Call Period.

3	Exercise of Option

(a)	In exercising the Put Option, Party A shall give a written notice (“Put Notice”) to Party B, specifying (i) the number of the Put-Call Shares to be sold to Party B (“Put Shares”); and (ii) the total purchase price calculated by multiplying the Put Strike Price with the Put Shares (“Put Purchase Price”). If Party A delivers the Put Notice to Party B, Party A shall be obligated to sell, and Party B shall be obligated to purchase, at the closing of the Put Option, the Put Shares at the Put Purchase Price.

(b)	In exercising the Call Option, Party B shall give a written notice (“Call Notice”) to Party A, specifying (i) the number of the Put-Call Shares to be bought from Party A (“Call Shares”); and (ii) the total purchase price calculated by multiplying the Call Strike Price with the Call Shares (“Call Purchase Price”). If Party B delivers the Call Notice to Party A, Party A shall be obligated to sell, and Party B shall be obligated to purchase, at the closing of the Call Option, the Call Shares at the Call Purchase Price.

4	Closing

(a)	The closing of the Put Option or the Call Option (“Closing”) shall take place at the office of counsel to Party A (as set forth below) on the seventh day after the issuing date of the Put Notice or the Call Notice, as the case may be, or if such seventh day is not a Business Day, then the next Business Day, or at such other time and place as the parties hereto may agree. The date of the Closing shall hereinafter be referred to as the Closing Date. For the avoidance of doubt, any Closing may occur after the expiration of the Put-Call Period, provided that the Put Notice or Call Notice was issued during the Put-Call Period.

(b)	Upon issuing the Put Notice or upon receipt of the Call Notice, Party A shall take necessary actions to apply for retrieving the Put Shares or the Call Shares deposited with the Taiwan Securities Central Deposit Co., Ltd. (“TSCD”). If any of the Call Shares is still locked-up by TSCD on the Closing Date (“Lock-up Shares”), the parties hereto shall still complete the Closing (including payment and transfer) of those Call Shares which are not then Lock-up Shares. The closing of the Lock-up Shares (“Lock-up Share Closing”) shall take place at the same location as Closing on the third Business Day after those shares are retrieved from the TSCD, regardless of whether this Lock-up Share Closing occurs after the end of the Put-Call Period.

(c)	With respect to the Call Option, party B acknowledges that the Lock-up Shares are currently under the custody of the TSCD, and that the cooperation of the Company and other director(s) or supervisor(s) of the Company is required to retrieve any of the Lock-up Shares from the TSCD. Party A undertakes to use its best endeavours to secure the cooperation from the Company and other

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director(s) or supervisor(s) to retrieve the Lock-up Shares. With respect to the Call Option, party A shall not be deemed in default and shall not be held liable if it fails to retrieve any of the Lock-up Shares on the scheduled Closing Date.

(d)	On the date of the closing of the Put Option or the Call Option:

(i)	Party A shall deliver to Party B (x) the share certificates and other instruments of title for the Put Shares or the Call Shares, as the case may be; and (y) all documents required to transfer title to the Put Shares or the Call Shares, as the case may be, duly executed by Party A;

(ii)	Party A shall transfer the full legal and beneficial interest in the Put Shares or the Call Shares, as the case may be, to Party B, free and clear of all encumbrances;

(iii)	Party B shall pay the Put Purchase Price or the Call Purchase Price, as the case may be, in cash in immediately available funds to an account designated by Party A;

(iv)	Party A shall pay the securities transaction tax (“STT”) payable for the transactions contemplated hereby in accordance with Clause 5 to any designated bank of the Taiwan tax authorities and deliver a copy of the receipt for payment of the STT to Party A for record; and

(v)	Party A and Party B shall jointly apply with the securities agent of the Company to record the share transfer.

5	Taxation

All payments or amounts due under this Agreement, including the Put Purchase Price and the Call Purchase Price, shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected or withheld or assessed by or on behalf of any authority having power to tax, unless such withholding or deduction is required by law. The parties hereto acknowledge and agree that the STT shall be borne by Party A solely.

6	Security Deposit

To guarantee its fulfilment of payment obligation set forth herein, Party B agrees to maintain or procure a third party to maintain a security deposit in cash (“Deposit”) in an account of Party A in the amount equivalent to the difference between the Put Exercise Price and the then market price; the initial deposit amount shall be NT$19,129,500 in cash (“Deposit”) to Party A upon the execution of this Agreement, calculated on the basis of the closing price of the Company shares on the date of the Agreement of NT$14.8. Upon the closing of the Put Option or the Call Option and subject to Party B’s fulfilment of all of its obligations, Party A shall return the Deposit to Party B with interest at market rates, in such manner as reasonably designated by Party B, or shall apply the Deposit along with interest to offset the Put Purchase Price or the Call Purchase Price, as the case may be. If Party B breaches any of its obligations under this Agreement, Party A may foreclose the Deposit and interest immediately without any prior notice as punitive damages.

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7	Director Veto

With respect to the appointment of its Corporate Director/Representative on the Board of the Company, Party A hereby agrees that it will seek the prior consent of Party B for any replacement or new appointment of such Director/Representative.

8	Representations and Warranties

Each party represents and warrants to the other party that (i) it has full power and capacity to enter into and perform this Agreement and this Agreement, when executed, will constitute its valid and binding obligations; and (ii) its execution and delivery of, and the performance of its obligations under this Agreement will not result in a breach of any provision of its articles of incorporation or any other constitutive document; or any agreement to which it is a party or which is binding on it or its assets; or result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

9	Termination

(a)	Unless otherwise provided herein, this Agreement shall terminate on the expiry of the Put-Call Period if no Call Notice or no Put Notice shall have been served in accordance with this Agreement on or prior to such time. If any Call Notice has been served during the Call Period, or if any Put Option Notice has been served during the Put Period, this Agreement shall terminate upon the fulfilment of the parties’ obligation under this Agreement.

(b)	On the termination of this Agreement, the rights and obligations of the parties under this Agreement shall cease and terminate save in respect of any antecedent breach of this Agreement.

10	Notices

All notices, including the Put Notice and the Call Notice, shall be sent to the address and facsimile number set out below, or to such other address and number as one party may notify to the other party in writing from time to time.

PARTY A:	Contact name:	CFO
	Address:	122 Tunhwa North Road 14/F, Taipei, Taiwan

	Tel no.:	+8862-3518-1102
	Fax no.:	+8862-8770-7955

And to Counsel to Party A:		James Chen
Lee & Li Attorneys at Law
201 Tunhwa North Road 7/F, Taipei, Taiwan
	Tel no.:	+8862-2715-3300
	Fax no.:	+8862-2713-3966

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PARTY B:	Contact name:
Address:

Tel no.:
Fax no.:

10	Governing Law and Dispute Resolution

This Agreement is governed by and shall be construed in accordance with the laws of the ROC. In the case of any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, the parties hereto shall attempt to first resolve such dispute or claim through friendly consultations. If the dispute is not resolved through friendly consultations within thirty days after one party has served a written notice on the other party requesting the commencement of consultation, then the dispute or claim may be finally settled by arbitration in accordance with the ROC Arbitration Act.

11	CONFIDENTIALITY

The parties hereto agree to keep the content of this Agreement confidential. Unless otherwise compelled by applicable law or under the situation where any party hereto transfer to a third party its rights or obligations hereunder pursuant to this Agreement, no party shall disclose any part of this Agreement without the prior written consent of the other party.

12	MISCELLANEOUS

(a)	This Agreement embodies all the terms and conditions agreed upon between the parties as to the Call Option and Put Option, and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the parties with respect to the Call Option and Put Option, whether such be written or oral.

(b)	Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other party under such liability without in any way prejudicing or affecting its rights against such other party.

(c)	No failure on the part of any party to exercise and no delay on the part of such party in exercising any right under this Agreement will operate as a release or waiver of the failure, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

(d)	This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the parties hereto.

(e)	Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto in accordance with this Agreement or by agreement but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

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(f)	No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any party shall not constitute a waiver by such party of the right to pursue any other available remedies.

(g)	If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

(h)	No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

(i)	This Agreement may be signed in any number of counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, with the same effect as if the signatories thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement is entered into on the date first written above.

FOR AND ON BEHALF OF
HOSHIN GIGAMEDIA CENTER, INC.	WITNESSED:

By:	By:
Name:	Name:
Title:	Title:

FOR AND ON BEHALF OF
JSDWAY DIGITAL TECHNOLOGY CO., LTD.	WITNESSED:

By:	By:
Name:	Name:
Title:	Title:

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